Exhibit 99.1

      ZymoGenetics Reports First Quarter 2005 Financial Results;
 Momentum Continues with Three Product Candidates in Clinical Development

    SEATTLE--(BUSINESS WIRE)--May 5, 2005--ZymoGenetics, Inc. (Nasdaq:ZGEN) today reported its financial results for the first quarter ended March 31, 2005. The company reported a net loss for the quarter of $18.8 million, or $0.33 per share, reflecting continuing investment in the development of its pipeline of product candidates. For the first quarter of 2004, ZymoGenetics had a net loss of $18.9 million, or $0.36 per share. The company ended the quarter in a strong financial position, with $300.3 million of cash and investments.
    "ZymoGenetics continues to build clinical momentum," stated Bruce L.A. Carter, president and CEO. "We reported initial results of the rhThrombin Phase 2 clinical trials and plan to start the pivotal Phase 3 study later this year. Clinical studies for TACI-Ig in four indications are moving at a good pace, and we will report interim results of the IL-21 Phase 1 study at the American Society of Clinical Oncology annual meeting later this month," added Dr. Carter.
    Revenues for the quarter increased to $12.0 million, compared to $5.7 million for the same period in the prior year. The increase resulted from higher option and license fee revenues. In the first quarter of 2005, the company completed a license agreement with Eli Lilly and Company related to certain human Protein C patents and received a one-time lump sum payment. Additionally, approximately $3.5 million of deferred revenue was recognized related to two major transactions completed in the fourth quarter of 2004: the strategic alliance with Serono S.A. and the license of recombinant Factor XIII to Novo Nordisk A/S.
    Operating expenses for the quarter increased, as expected. Expenses increased by 24% to $30.5 million, compared to $24.6 million for the first quarter of 2004. The increase largely resulted from higher costs related to the company's product development programs. The company has continued to ramp-up its development efforts over the past year, with the start of clinical trials for Interleukin-21 in metastatic melanoma and renal cell carcinoma and the expansion of the TACI-Ig program into four ongoing clinical trials in systemic lupus erythematosus, rheumatoid arthritis, multiple myeloma and non-Hodgkin's lymphoma. Additionally, costs have increased related to rhThrombin market research and pre-launch planning, and start-up of operations in the company's new pilot-scale protein manufacturing facility.

    Company Highlights

    The company's clinical development programs continued to advance in 2005, demonstrated by the following highlights:

    rhThrombin

    -- Presented summary results of four Phase 2 clinical studies in 130 patients undergoing peripheral artery bypass surgery, spinal surgery, arteriovenous graft construction or liver resection surgery. Study results showed that rhThrombin appeared to be safe and well tolerated, there was no evidence of increased incidence of antibody formation relative to placebo, and the anticipated hemostatic effect was demonstrated.

    -- Completed manufacture and release of rhThrombin drug product, using the commercial manufacturing process, for use in the Phase 3 pivotal study.

    -- Completed Phase 2 data analysis and developed proposed pivotal study design to support an End of Phase 2 meeting with FDA, which has been scheduled in late June.

    TACI-Ig

    -- Together with its collaborator Serono, continued to treat patients in four Phase 1b clinical studies in systemic lupus erythematosus, rheumatoid arthritis, multiple myeloma and Non-Hodgkin's lymphoma.

    -- Completed enrollment in the "proof of concept" part of the rheumatoid arthritis study, in which 24 patients will receive bi-weekly doses of TACI-Ig or placebo.

    IL-21

    -- Completed treatment and follow-up of the first 12 patients in the Phase 1 study of IL-21 in metastatic melanoma and metastatic renal cell carcinoma.

    -- Interim Phase 1 study results accepted for oral presentation at the American Society of Clinical Oncology (ASCO) 2005 annual meeting, May 13-17 in Orlando, Florida.

    About ZymoGenetics

    ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the prevention or treatment of human diseases. The Company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in ZymoGenetics' public filings with the Securities and Exchange Commission, including ZymoGenetics' Annual Report on Form 10-K for the year ended December 31, 2004. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.


                          ZYMOGENETICS, INC.
                       STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                             (Unaudited)

                                                    Three Months Ended
                                                        March 31,
                                                    ------------------
                                                       2005     2004
                                                     -------- --------
Revenues:
 Royalties                                          $  2,381 $  2,410
 Option fees                                           2,659    1,875
 License fees and milestone payments                   6,915    1,404
                                                     -------- --------
       Total revenues                                 11,955    5,689
Operating expenses:
 Research and development, excluding noncash
  stock-based compensation                            23,595   19,063
 General and administrative, excluding noncash
  stock-based compensation                             5,674    3,935
 Noncash stock-based compensation expense              1,245    1,572
                                                     -------- --------
       Total operating expenses                       30,514   24,570
                                                     -------- --------
Loss from operations                                 (18,559) (18,881)
Other expense, net                                      (228)     (15)
                                                     -------- --------
Net loss                                            $(18,787)$(18,896)
                                                     ======== ========
Basic and diluted net loss per share                $  (0.33)$  (0.36)
                                                     ======== ========
Weighted-average number of shares used in
 computing net loss per share                         57,672   52,701
                                                     ======== ========


                            BALANCE SHEETS
                            (in thousands)

                                             March 31,    December 31,
                                               2005          2004
                                            ------------  ------------
                                             (unaudited)
Cash, cash equivalents and short-term
 investments                               $    300,288  $    324,998
Other current assets                             10,039         9,512
Property and equipment, net                      72,103        71,960
Other assets                                      5,563         5,714
                                            ------------  ------------
      Total assets                         $    387,993  $    412,184
                                            ============  ============

Current liabilities                        $     33,712  $     37,149
Lease obligations                                66,225        66,085
Other non-current liabilities                    26,604        30,400
Shareholders' equity                            261,452       278,550
                                            ------------  ------------
      Total liabilities and shareholders'
       equity                              $    387,993  $    412,184
                                            ============  ============

    CONTACT: ZymoGenetics, Inc.
             John Calhoun, 206-442-6744 (Investor Relations)
             Susan W. Specht, 206-442-6592 (Media Relations)